EXHIBIT 2.3

                                                              CONFORMED COPY




                       AMENDMENT  NO. 3 dated as of April  27,  2005  (this
                  "Amendment"), to the Amended and Restated Limited Liability Company Agreement dated as of December 31, 1998 (the "MAP LLC Agreement") of Marathon Ashland Petroleum LLC (the "Company"), by and between Ashland Inc., a Kentucky corporation ("Ashland") and Marathon Oil Company, an Ohio corporation ("Marathon"), a wholly owned subsidiary of Marathon Oil Corporation, a Delaware Corporation ("Marathon Corporation").


                  WHEREAS Ashland and Marathon are the only Members of the Company and are parties to the MAP LLC Agreement, which sets forth the rights and responsibilities of each of them with respect to the governance, financing and operation of the Company (capitalized terms used in this Amendment and not defined herein shall have the meanings given such terms in the MAP LLC Agreement, as amended);

                  WHEREAS Marathon Corporation, Marathon, Ashland, New Ashland Inc., certain of their respective affiliates and the Company are parties to a Master Agreement, pursuant to which the parties have agreed to effect the Transactions described therein;

                  WHEREAS the parties have entered into Amendment No. 1 to the Master Agreement, dated April 27, 2005, amending certain terms of the Master Agreement;

                  WHEREAS Marathon Corporation, Marathon, Ashland, New Ashland Inc. and certain of their respective affiliates are parties to an Amended and Restated Tax Matters Agreement, dated April 27, 2005, which sets forth the rights and obligations of the parties with respect to Taxes in connection with the Transactions;

                  WHEREAS in connection with the MAP Partial Redemption, Marathon and Ashland wish to adjust the Percentage Interests of the Members;

                  WHEREAS the Members wish to amend the MAP LLC Agreement to facilitate the Transactions.

                  NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

                  SECTION  1.   PERCENTAGE   INTEREST   AFTER  MAP  PARTIAL
REDEMPTION

                  Effective as of the date of this Amendment, Section 3.01(b) of the MAP LLC Agreement (as amended) is amended and restated as follows:

                  (b) Immediately following the MAP Partial Redemption, the respective Percentage Interests of Ashland and Marathon will be determined as follows: Ashland's Percentage Interest will equal the quotient, expressed as a percentage, of (x) $3.815 billion plus the MAP Adjustment Amount (as defined in the Master Agreement) minus the MAP Partial Redemption Amount (as defined in the Master Agreement) divided by (y) $10.039 billion plus 100% of the Distributable Cash of the Company as of the Closing Date minus the MAP Partial Redemption Amount. Marathon's Percentage Interest will equal 100% minus Ashland's Percentage Interest. The Percentage Interests of the Members will be appropriately adjusted if the MAP Partial Redemption Amount is increased in accordance with Sections
1.01 or 1.06 of the Master Agreement.

                  SECTION 2. COMPANY LEVERAGE POLICY

                  The Company Leverage Policy (set forth in Schedule 8.14) is amended and restated in its entirety. Such policy is set forth in a new
Schedule 8.14 attached hereto.

                  SECTION 3. RECEIVABLES PURCHASE AND SALE AGREEMENT

                  The Receivables Purchase and Sale Agreement (set forth in Attachment B) is amended and restated in its entirety. Such agreement and exhibits thereto are set forth in a new Attachment B attached hereto.

                  SECTION 4. PARTIES IN INTEREST This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, legal representatives and permitted assigns.

                  SECTION 5. COUNTERPARTS This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 6. GOVERNING LAW THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AMENDMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.

                  SECTION 7. NO THIRD-PARTY BENEFICIARIES This Amendment is not intended to confer upon any person other than the parties hereto any rights or remedies.

                  SECTION 8. INTERPRETATION The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  SECTION 9. SEVERABILITY If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions and amendments contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the end that the transactions and amendments contemplated hereby are fulfilled to the extent possible.

                  SECTION 10. CONTINUATION OF MAP LLC AGREEMENT The MAP LLC Agreement continues in full force and effect, except as expressly amended herein.

                  SECTION 11. CONSEQUENCES OF TERMINATION OF MASTER AGREEMENT In the event of a termination of the Master Agreement pursuant to
Section 11.01 of the Master Agreement, the parties further agree that, as of the date the Master Agreement is terminated the Company Leverage Policy (set forth in Schedule 8.14) shall be amended and restored to its language existing prior to the execution of Amendment No. 2 to the Amended and Restated Limited Liability Company Agreement, dated March 18, 2004.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

                              MARATHON OIL COMPANY,
                                 By /s/ Janet F. Clark
                                 -----------------------------
                                 Name:  Janet F. Clark
                                 Title: Senior Vice President


                                 ASHLAND INC.,
                                   By /s/ James J. O'Brien
                                   -----------------------------
                                   Name:  James J. O'Brien
                                   Title: Chief Executive Officer